Exhibit 99.1

NEWS RELEASE

Contact(s):	Media Inquiries: Jim Fisher (313) 755-0635 jfishe89@visteon.com	Visteon Corporation Corporate Communications 17000 Rotunda Drive Dearborn, Michigan 48120 Facsimile: 313-755-7983

Kim Welch (313) 755-3537 kwelch5@visteon.com

Investor Inquiries: Derek Fiebig (313) 755-3699 dfiebig@visteon.com

Visteon Appoints James F. Palmer Executive Vice
President and Chief Financial Officer

DEARBORN, Mich., May 26, 2004 —Visteon Corporation (NYSE: VC) today announced the appointment of James F. Palmer, 54, as executive vice president and chief financial officer, effective June 2. Palmer brings more than 30 years’ experience in finance and accounting to Visteon, having served in a variety of senior management positions at The Boeing Company and McDonnell Douglas Corporation.

Reporting to Visteon Chairman and Chief Executive Officer Pete Pestillo, Palmer will provide strong financial leadership and will oversee the corporate finance office, which includes the controller, treasury, and tax and audit functions that support Visteon’s global activities. Palmer also will serve as a member of Visteon’s Strategy Council.

“We’re very pleased to welcome Jim to the senior management team at Visteon,” said Pestillo. “He brings a unique blend of financial skills and an exceptional wealth of experience and talent that will complement our already strong leadership team.”

Palmer held a variety of senior management positions at Boeing, as well as McDonnell Douglas Corporation, prior to the merger of the two companies in 1997. His most recent position, until February 2004, was senior vice president of The Boeing Company, where he also served as president of Boeing Capital Corporation from November 2000 to November 2003.

1.

NEWS RELEASE

Palmer has extensive experience in business operations, financial control, external reporting, treasury, investor relations, strategy and corporate development. From 1997 to 2000, he was president of Boeing Shared Services Group. From 1995 to 1997, he served as senior vice president and chief financial officer for McDonnell Douglas Corporation and prior to that, he held the position of vice president and treasurer at the company. Palmer began his career at Ernst & Young in 1971. From 1985 to 1991, he held the position of audit partner, managing a wide variety of clients and services for the firm.

Palmer holds a bachelor’s degree in accounting from Southeast Missouri State University. He is a Certified Public Accountant and a member of the Financial Executive Institute.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has about 72,000 employees and a global delivery system of about 200 technical, manufacturing, sales and service facilities located in 25 countries.

###

Visteon news releases, photographs and product specification details are available at www.visteon.com

2.